Exhibit 99.1

Tegal Corporation 2201 S. McDowell Blvd., Petaluma, CA 94954 [T] (707) 763-5600 [F] (707) 765-9311 www.tegal.com

TEGAL CORPORATION REPORTS
FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS

Revenue Increases 116% Year-over Year and 9% Sequentially
Substantial Gross Margin Improvement to 38%

San Jose, Calif., August 10, 2006 — Tegal Corporation (Nasdaq:TGALD), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the First Quarter Fiscal Year 2007, which ended June 30, 2006. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 2pm Pacific Time, Thursday, August 10, 2006. More information about the conference call is provided below.

First Quarter Highlights

•  Revenues during the first quarter of fiscal 2007 were $6.6 million, an increase of 116% from $3.1 million reported in the same period last year, and an increase of 9% sequentially from the $6.1 million recorded for the fourth quarter of fiscal 2006.

•  Tegal recorded a net loss for the first quarter of $1.8 million or ($0.26) per share compared to a net loss of $2.5 million or ($0.57) per share in the same period last year and a net loss of $2.3 million or ($0.33) per share for the fourth quarter of fiscal 2006. All of the per share numbers reflect a one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006.

•  Gross margins improved to 38% for the current quarter, compared to 22% in the same period last year and 20% for the fourth quarter of fiscal 2006.

•  Operating losses for the first quarter were $1.8 million, including approximately $0.5 million of non-cash charges. This was an improvement over the $2.4 million loss in the same period last year and the $2.4 million loss for the fourth quarter of fiscal 2006, which included $0.4 million and $0.3 million of non-cash charges, respectively. Litigation expenses amounted to approximately $0.7 million for the quarter.

•  Tegal’s wholly-owned subsidiary, Sputtered Films Inc. (SFI), has made damages claims in court against AMS, Agilent and Avago Technologies in excess of $100 million, which claims may be subject to punitive multiples. The judge in the case has indicated that no further delays will be tolerated and that the case will go to trial on November 7, 2006 in the Superior Court of Santa Barbara, California.

•  Quarterly shipments included an advanced etch system for high volume manufacturing of integrated passive devices to one of the largest semiconductor companies in the world, an advanced PVD system to the global leader in wafer level packaging technology, and several 901ACS etch tools to a leading US-based wireless component supplier undergoing a significant capacity expansion.

•  Tegal’s book-to-bill ratio was 0.9 to 1 for the quarter, and the current backlog is $6.1 million.

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•  Subsequent to the end of the quarter, NASDAQ notified the Company that it had regained compliance with the minimum bid price requirement, as a result of the Company’s one-for-twelve reverse split and recent trading history.

“We are very pleased with our continued progress on building a sustainable revenue base, improving margins and lowering our cash losses,” said Thomas Mika, President & Chief Executive Officer of Tegal Corporation. “Our first quarter Gross Margin resulted principally from product mix, and we are clearly making progress towards our goal of achieving sustainable 40% plus margins for our business. Operating expenses were again affected by the costs associated with SFI’s litigation against AMS, Agilent and Avago Technologies. We are now in the final pre-trial stages for this litigation with a firm trial date set for November 7, 2006. Clarity on the trial date allows us to calculate our likely costs through trial, and we anticipate these substantial expenses will be reduced at the end of the calendar year which should improve our overall operating model.”

Financial Results

Revenues for the first quarter of fiscal 2007 were $6.6 million, an increase of 116% from $3.1 million reported in the same period last year, and an increase of 9% sequentially from the $6.1 million recorded for the fourth quarter of fiscal 2006. Tegal recorded a net loss for the first quarter of $1.8 million or ($0.26) per share compared to a net loss of $2.5 million or ($0.57) per share in the same period last year. Sequentially, the Company’s net loss decreased from the prior quarter loss of $2.3 million or ($0.33) per share. All of the per share numbers reflect a one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006.

Gross profits for the first quarter of fiscal 2007 were 38% - an increase from 22% in the same period last year and an increase from 20% for the fourth quarter of fiscal 2006.

Operating expenses for the first quarter of fiscal 2007 were $4.3 million, an increase of $1.3 million reported for the same period last year and an increase of $0.8 million reported for the fourth quarter of fiscal 2006. This resulted in operating losses of $1.8 million during the current quarter, which was an improvement over the $2.4 million loss recorded in both the same period last year and the fourth quarter of fiscal 2006.

As a result of the adoption by Tegal on April 1, 2006 of the options expensing requirements of FAS 123R, operating expenses included approximately $230,000 of non-cash options expense distributed among several categories. Other non-cash expenses for the quarter included depreciation, amortization and warrant expense of approximately $270,000.

Cash and equivalents at the end of the first quarter of fiscal 2007 were $12.6 million compared to $13.8 million in the fourth quarter of last fiscal year.

Total shares outstanding as of June 30, 2006 were 7,039,173, adjusted for the one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006.

Investor Conference Call

Tegal Corporation will discuss these results and further details of its first quarter of fiscal 2007 during a conference call today, August 10, 2006, at 5:00 p.m. EST / 2:00 p.m. PST. The call is open to all interested investors. The call-in numbers are (866) 356-4441 or (617) 597-5396. For either dial-in number, investors should reference should reference passcode: 58576156. A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Thursday, August 16, 2006. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 28154120. The conference call also will be available online via the Investor Section of the Company’s website at: www.tegal.com. An online replay of the teleconference, along with a copy of the Company’s earnings release, will also be available on the Company’s website.

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Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763- 5600
or
The Blue Shirt Group
Rakesh Mehta or
Chris Danne, 415/217-7722

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TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30 2006	March 31 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,640	$13,787
Accounts receivable, net of allowances for sales returns and doubtful accounts of $356 and $205 at June 30, 2006, and March 31, 2006 respectively	6,344	5,265
Inventories	6,974	7,700
Prepaid expenses and other current assets	1,284	1,270
Total current assets	27,242	28,022
Property and equipment, net	1,692	1,849
Intangible assets, net	1,396	1,474
Other assets	148	146
Total assets	$30,478	$31,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank lines of credit	$107	$27
Accounts payable	2,708	2,458
Accrued product warranty	668	506
Deferred revenue	564	477
Accrued expenses and other current liabilities	2,264	1,975
Total current liabilities	6,311	5,443
Long-term portion of capital lease obligations	—	2
Other long term obligations	—	6
Total long term liabilities		8
Total liabilities	$6,311	$5,451
Stockholders’ equity:

Preferred stock; $ 0.01 par value; 5,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock; $ 0.01 par value; 200,000,000 shares authorized; 7,039,173 and 7,021,088 shares issued and outstanding at June 30, 2006 and March 31, 2006 respectively	844	842
Restricted Share Units	840	1,034
Deferred Compensation	(224)	(224)
Additional paid-in capital	119,471	119,010
Accumulated other comprehensive income (loss)	192	532
Accumulated deficit	(96,956)	(95,154)
Total stockholders’ equity	24,167	26,040
Total liabilities and stockholders’ equity	$30,478	$31,491

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TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2006	2005
Revenue	$6,576	$3,052
Cost of sales	4,078	2,377
Gross profit (loss)	2,498	675
Operating expenses:
Research and development	996	1,176
Sales and marketing	1,044	644
General and administrative	2,302	1,240
Total operating expenses	4,342	3,060
Operating loss	(1,844)	(2,385)
Other income (expense), net	42	(122)
Net loss	$(1,802)	$(2,507)
Net loss per share, basic and diluted	$(0.26)	$(0.57)
Shares used in per share computation:
Basic	7,023	4,409
Diluted	7,023	4,409

Note: Shares used in per share computation for Basic and Diluted reflect a 12 to1 reverse stock split.